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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: December 9, 2003
                        (Date of earliest event reported)


                           VERIZON COMMUNICATIONS INC.
             (Exact name of registrant as specified in its charter)




              Delaware                               1-8606                                23-2259884
    (State or other jurisdiction of          (Commission File Number)         (I.R.S. Employer Identification No.)
            incorporation)

   1095 Avenue of the Americas,
   New York, New York                                                                        10036
   (Address of principal executive                                                         (Zip Code)
               offices)

       Registrant's telephone number, including area code: (212) 395-2121


                                 Not applicable
          (Former name or former address, if changed since last report)


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Item 9.  Regulation FD Disclosure.

Below is a press release issued by Verizon Communications Inc.

NEWS RELEASE

                                                                  (VERIZON LOGO)


FOR IMMEDIATE RELEASE                     MEDIA CONTACTS:
DEC. 9, 2003                              PETER THONIS
                                          212-395-2355
                                          peter.thonis@verizon.com

                                          BOB VARETTONI
                                          212-395-7726
                                          robert.a.varettoni@verizon.com

                       VERIZON ANNOUNCES ESTIMATED CHARGES
               AND ONGOING SAVINGS FROM VOLUNTARY SEPARATION PLAN

         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today estimated that it expects to record an after-tax fourth-quarter charge of approximately $2.8 billion, or 99 cents in fully diluted earnings per share, associated with a voluntary separation plan under which 21,260 employees left the payroll this quarter.

         Approximately $1.1 billion of this charge involves cash severance payments and related costs associated with the voluntary separation program. The remainder represents Verizon's pension and post-retirement benefits costs.

         In addition, the company expects to record a charge related to pension settlements of $0.7 billion to $0.9 billion, after taxes, mostly in the first quarter of 2004. This charge primarily represents the immediate recognition of deferred pension-plan investment results and is required

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Verizon News Release, page 2

when pension payments become significant. Most volunteers have elected to receive lump-sum pension payments in the first quarter. Charges are recorded in the quarter the payments are made.

                            ONGOING EXPENSES REDUCED

         "Through this voluntary program, we have swiftly and aggressively reduced ongoing expenses," said Verizon Chief Financial Officer Doreen Toben. "By capturing the productivity gains created by process improvements, we will achieve about $1 billion in annual pre-tax cash savings from this program, which takes costs out of areas of the business that are burdened by harmful regulatory policies.

         "Meanwhile, we continue to speed our business transformation by focusing on growth areas in wireline and wireless. We are also creating more certainty for investors by accelerating expense reductions."

         The pension-related charges will not affect required 2004 pension trust contributions, which Verizon announced earlier this year would total approximately $125 million.

         A Fortune 10 company, Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services, with approximately $67 billion in revenues. Verizon companies are the largest providers of wireline and wireless communications in the United States, with more than 139 million access line equivalents and 36 million Verizon Wireless customers. Verizon is the third largest long-distance carrier for U.S. consumers, with nearly 16 million long-distance lines. The company is also the largest directory publisher in the world, as measured by directory titles and circulation. Verizon's international presence includes wireline and wireless communications operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

                                      ####

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Verizon News Release, page 3

VERIZON'S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon's News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Verizon Communications Inc.
                                  ----------------------------------------
                                                (Registrant)

Date:   December 9, 2003          /s/ David H. Benson
       -------------------        ----------------------------------------
                                      David H. Benson
                                      Senior Vice President and Controller